CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738 thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORPORATION CHAIRMAN AND CEO DAVID

WHITWAM TO RETIRE JUNE 30;

BOARD ELECTS CURRENT PRESIDENT AND COO

JEFF FETTIG TO TOP POST

BENTON HARBOR, Mich., May 4, 2004—Whirlpool Corporation (NYSE:WHR) today announced that David R. Whitwam, the company’s chairman and chief executive officer since 1987, intends to retire effective June 30, 2004. In addition, Whirlpool’s Board of Directors has carried out its plan of succession by electing Jeff M. Fettig, the company’s current president and chief operating officer, to the post of chairman, president and chief executive officer, effective July 1, 2004.

“After 17 years as CEO of Whirlpool, I couldn’t be more confident and comfortable about my decision,” said Whitwam. “I have always intended to retire early, and this is the right time. The company is performing well, our strategic direction is sound, and our operating foundation is firm. We have an outstanding global leadership team in place, and Jeff is ready for this new role. He will be an exceptional chief executive officer and leader as Whirlpool continues to grow and create value for its stakeholders.”

Fettig, 47, was named president and chief operating officer, and elected to the Board in 1999. Fettig was instrumental in the development and execution of the company’s strategy that emphasizes brands, innovation, global quality and productivity, and building customer loyalty. He also has played a key role in the integration of Whirlpool’s global operations and resources.

Fettig joined Whirlpool in 1981 and held a number of managerial positions in operations, sales, planning and product development before being promoted to vice president of marketing for the KitchenAid Appliance Group in 1989. In 1990, he was named vice president of marketing for the Philips Whirlpool Appliance Group of Whirlpool Europe B.V., the company’s European subsidiary. In 1992, Fettig was named vice president, group marketing and sales, North American Appliance Group. In 1994 Fettig was named an executive vice president of Whirlpool and president, Whirlpool Europe and Asia.

A native of Tipton, Ind., Fettig holds a bachelor’s degree in finance and a master of business administration degree from Indiana University. Fettig is a director on the board of Dow Chemical Company. He also is a trustee for the Midwest Region of Boys and Girls Club of America, and a member of the Dean’s Advisory Council at the Indiana University Kelley School of Business.

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PAGE TWO – WHIRLPOOL CORP. CHAIRMAN AND CEO DAVID WHITWAM TO RETIRE JUNE 30, BOARD ELECTS CURRENT PRESIDENT AND COO

JEFF FETTIG TO TOP POST

Whitwam, 62, was named Whirlpool Corporation chairman and chief executive officer in 1987. He also served as company president from 1987-1992. He has served on the company’s board of directors since 1985.

From the late 80s throughout the 90s, Whitwam led the global expansion of Whirlpool’s U.S. appliance business. At the beginning of the expansion, Whirlpool was the second largest U.S. appliance manufacturer with sales of approximately $4 billion. Today, with annual sales of more than $12 billion, Whirlpool is the world’s leading manufacturer and marketer of major home appliances, with major brands and operations in North America, Latin America, Europe and Asia.

Whitwam transformed Whirlpool from a regional manufacturing company to a global enterprise focused on creating value through the building of brands. During his tenure, the Whirlpool brand has become the largest selling appliance brand in the world, and the company’s premium KitchenAid brand in the U.S. has grown dramatically. Since the late 90s, Whitwam has successfully led the company’s unique strategic focus on innovation as a competitive advantage and a vital source of growth and improved financial performance for the company.

Whitwam joined Whirlpool’s marketing management team in 1968, rising to vice president of the Whirlpool brand business in 1983. In 1985, he was promoted to vice chairman and became the company’s chief marketing officer.

A native of Madison, Wisconsin, Whitwam holds a B.S. degree in economics from the University of Wisconsin.

Whitwam is a director on the boards of PPG Industries, Inc. and Convergys Corporation. He is a member of the Business Roundtable Policy Committee and Education Task Force, and is actively involved with BRT’s educational reform initiatives on the national and local level. He also serves as the chairman of the Michigan Business Leaders for Educational Excellence organization. He is a trustee of the University of Wisconsin Alumni Research Foundation.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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